Exhibit 99.2

Alta Mesa Holdings, LP

August 17, 2017

Alta Mesa Holdings, LP – August 17, 2017

C O R P O R A T E    P A R T I C I P A N T S

James Hackett, Chief Executive Officer, Silver Run II

Harlan Chappelle, President and Chief Executive Officer, Alta Mesa Holdings, LP

Michael McCabe, Vice President and Chief Financial Officer, Alta Mesa Holdings, LP

P R E S E N T A T I O N

James Hackett:

Hello, everyone. I’m Jim Hackett. Hal Chappelle and I are very excited to be here today to talk about a compelling investment opportunity. I’ll walk through an introduction of the company, as well as a brief overview of the transaction. Hal will come in and speak about the Upstream and Midstream assets. Then he’ll turn it over to Mike McCabe, the CFO, to talk about the financial overview. Finally, I’ll finish with some comments about valuation and timeline going forward. Hal?

Harlan Chappelle:

Thanks, Jim, and hello. We cannot be more excited than to work with Jim Hackett and Silver Run II to build upon the value we’ve created and the progress that we’ve made in the STACK. We look forward to walking through this material with you today. Jim?

James Hackett:

Thanks, Hal. First, we’ll talk about the introduction. When we went out to look for targets for Silver Run II, we had laid out investment criteria that are shown on Slide 5. Both individually as an Upstream and Midstream Company, and collectively as an integrated platform, this transaction satisfies those criteria.

Turning to Slide 6, this is the first pure-play publicly traded STACK company, which is, I think, very exciting for the investor community. It has everything we desired in terms of highly contiguous oil weighted acreage, 120,000 acres in the core of the STACK, at very attractive breakeven prices, as you can see on the top of Slide 6. We have 4,000-plus primary gross locations based on what we are currently doing. As a drilling and a completion strategy, we have over 12,000 possible locations from down spacing, as well as additional zone penetration. Hal will go through more of that with you in a minute.

We have here a very seasoned cohesive, very experienced team in terms of what they’ve been doing for over a decade. This is unlike almost any other private company you can name. They have drilled over 200 horizontal STACK wells, they’ve survived several commodity cycles, they have industry-leading growth potential at approximately 130%. By virtue of combining the Midstream and Upstream, we have both flow assurance for constraining periods of time on all three liquids that we produce. We also produce better net backs because of that position, and, importantly, the purpose-built system that accommodates Alta Mesa also accommodates third-party volumes. We have 300,000 gross acres dedicated to that system in addition to the 120,000 acres that Alta Mesa has committed to this system.

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Alta Mesa Holdings, LP – August 17, 2017

We have, I think, tremendous advantages in terms of strategic positioning for consolidation down the road and a future opportunity to restructure the Midstream business into an MLP IPO, which I’ll cover later in the presentation.

Finally, Mike McCabe will talk more about the financial strength and flexibility, and we’re very excited about the position we’ve put ourselves in with regard to the balance sheet.

Turning to Slide 7, in the middle of that slide you’ll see the multiples that we anticipate for the firm value relative to the EBITDAs for 2018 and 2019. A little later in the presentation I’ll show you competitive data that indicates these are highly attractive multiples for each of the individual businesses. Importantly, to Investors, the existing owners of Alta Mesa will roll 100% of their equity position in Alta Mesa into this combination and are on the same side of the table as all of us, as well as the other owners of KFM are retaining significant equity stakes in the combined entity going forward. Riverstone and its affiliates will invest at least $600 million of additional cash into the business, and the anticipated closing is the fourth quarter of 2017. We’ll talk more about that timeline in a minute.

On Slide 8, we have the Transaction Summary we’ve arrayed for you in the upper left portion the Sources and Uses statement. In the middle on the top is the implied firm value at 3.836 billion dollars. And on the post transaction ownership is on the upper right portion. It’s the legacy Alta Mesa owners you can see in the orange there at 37%, Riverstone in Green at 22%, the rollover equity for the KFM owners is 14%. And then the Legacy Silver Run II owners are at 27%. So there is a major commitment here from the sellers to the future of the organization. The bottom is a proforma organizational chart. You can see that Hal and I are joined at the top. I will be Executive Chairman, he’ll be the CEO. I’ll also report to Hal running the Midstream business as COO because we’ll be losing that team after a transition period and we’ll be building a team there to replace them. And then Mike Ellis will remain as COO of the Upstream business. Mike will be stepping down as Chairman of the combined Company.

Harlan Chappelle:

Thanks, Jim. I’ll be going over the Upstream and Midstream assets of this Enterprise. Let’s start on Page 10. As you can see on the map on the right, we’ve got a highly blocked up contiguous acreage position in the up-dip oil window of the STACK.

We have a durable asset. Not only do we have a resource that has three zones that we have de-risked and delineated, but we have a complete petroleum system of over a billion barrels of resource in the area. This is a redevelopment of the Sooner Trend field that we get to be a part of. Not only that, but we have infrastructure—water, gas, oil, salt water disposal—and so we have an opportunity to be very systematic in development of this acreage.

We’ve got a team that has been executing on this for quite a number of years together, as Jim indicated earlier. We now have a multi-rig program we’ve averaged six rigs through the bulk of this year, and we can scale up with confidence because we have the discipline processes, both on the front end of drilling in terms of getting the land position together, in terms of defining where we want to drill, but then also in executing on that.

We have over 200 wells that we’ve drilled here and we’ve demonstrated the value and we have confidence in the upside. As an illustration of that, at the end of the second quarter, we had drilled on the order of 200 wells. Of those, over 160 were on production, and of that number, about 114 had sufficient

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Alta Mesa Holdings, LP – August 17, 2017

production history to give us confidence that at the end of this year, our year-end reserves will reflect better than 650,000 BOE. Since our average lateral length is just under 4,700 feet, that equates to about 140 BOE per lateral foot. That’s an important metric as we look and try to compare what this asset is to others in the basin, which very typically denominate their results in terms of a normalized 10,000-foot of lateral.

Let’s move on to Page 11. I talked about the team. The character of this team is we have major league players with relevant experience who have worked together for a considerable amount of time. We have capabilities in all assets of the operation and we’ve got disciplined processes. Among those processes are the public company processes that are necessary, the disciplines, if you will, the accountability of being a public company. For the last almost seven years, we’ve been a public reporter because of the bonds that we have issued, and then we also issued new bonds last year. So, we’re very comfortable with that and we’re confident that we can execute in all aspects of this Enterprise.

How did we get here? Page 12 is a history, if you will, in pictures. Mike Ellis founded our Company in 1987, and early in the 1990s he was acquiring various pieces of acreage. In 1992 he was able to start the acquisition of large production units in the eastern side of Kingfisher County, which Conoco, Texaco, and Exxon had been operating but were exiting North America at the time in favor of other places. We entered in 1992. Through the next couple of decades there’s been a stewardship that’s occurred. In the mid-2000s we began a program while we were producing about a thousand barrels a day. We went through the process of drilling about 27 vertical wells so that we could delineate other zones, either shallower or deeper, that could be prospective and could be the target of additional development, whether horizontal or vertical at the time. Consistently, as we drilled those wells, we found that the Osage and the Meramec were prospective and productive in a commercial way.

By the time we got into this decade, in 2012, we had a high level of confidence that we could begin horizontal drilling and in 2012 we spud our first two wells. By the end of 2013, we had 13 wells that had flowed back and we had gone through two generations of well designs, starting with 12 stages of fracks, to 18 stages, and from one completion configuration to a more advanced one. We learned a lot during that period, such that by 2014 we had confidence that this was a scalable program and so we began a process of acquiring additional acreage all around our initial footprint. You can see that by the end of 2015 we had acquired over 70,000 net acres to our interest.

By 2016, we had hit our stride in terms of having a de-risked and delineated acreage position, in our view, and we had disciplines in place and processes that allowed us to scale and operate in a development mode.

Let’s move on to Page 13 so we can look at basically the economics of this. I talked about how many wells we’ve drilled, our expectations of those, and our confidence in those. On the upper left-hand part of this page you can see the breakevens. We’re below $30 per barrel, and that’s to achieve a 15% internal rate of return in terms of breakeven price. On the upper right-hand side you can see the individual well returns, depending on which price deck that you might want to use, that generate about 85% internal rate return, even at a NYMEX strip.

Now, other STACK operators have achieved good well head returns here as well, and so there’s been an enormous investment in drilling capital in the basin. This, in turn, as well as our development, became an ideal backdrop for the growth of the Kingfisher Midstream operation. To date, as you can see on the lower left-hand side of the page, Kingfisher Midstream has acreage dedications of about 300,000 gross acres with a line of sight to over 500,000 gross acres. Now, this also has provided the opportunity for a substantial growth in third-party volumes which Kingfisher Midstream has been able to begin and continue to grow.

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Alta Mesa Holdings, LP – August 17, 2017

Finally, when it comes to the importance of Kingfisher Midstream to Alta Mesa, it’s simply a strategic competitive advantage for us. We’ve got a purpose-built system that allows us to operate confidently in a multi-well development mode, we’ve got efficient processing, and we have access that’s assured to the interstate markets during a time where there could be periodic constraints due to the large-scale growth in the area.

How does this all build up? Let’s summarize the overview here. On Slide 14, you can see the NAV build-up to about $7 billion based on 4,200 identified gross drilling locations that we’ll describe. It’s broken up so that we can distinctly illustrate to you the Upstream and the Midstream value components, and you can see this here on the page.

On the right side of the page you can see the growth opportunities that we see from additional down spacing and other opportunities that Kingfisher could have through additional third-party development.

Finally, we did make an acquisition—about a month ago we closed on it—and we have not included any of the locations that we believe could be drilled there in our tallies that show up on these pages, so we simply show you on the right-hand side of the page that that represents some upside.

Let’s move on and focus down now on the Upstream a little bit more. First on Page 16, simply, we’re in a neighborhood where there’s a lot of activity going on, vigorous drilling around us, and even within our footprint, targeting both Oswego and the Mississippian-age, Osage and Meramec.

On Page 17, you get a maybe even better sense of how well-established in a short period of time this play has gotten. Not too many years ago, what you see on this map in Northwestern Canadian County, as listed as the Cana-Woodford, was really the biggest extend of activity. In the time since then, a lot of drilling has occurred by Devon, Continental, Newfield, now Marathon, and certainly by Alta Mesa and some of the other private companies in the area, so it’s a large density of wells here. We’ve only drilled 200 wells, though, so far, and there’s a lot of room to run.

Let’s move on to Slide 18. This shows the progress in mean well results that we’ve been able to achieve in a very short period of time by drilling intensely and purposely across about a 300 square mile area here in Easter Kingfisher County. We focused on a couple of keys. The first is isolation between stages. Our first well design was a sliding sleeve configuration and we found that to be very ineffective and we had very good science behind our assessment of those wells. We’ve gone to a plug-and-perf, open-hole design, and now we have high confidence in a very effective frack job. The next key is a landing. We look for mechanical rock properties and reservoir properties that give us the best opportunity to find the most attractive reservoir and get a very effective frack job off.

Then, finally, the way that we steer our wells is very, very important. We have a dedicated team of geo-steerers that assure to the best of their ability that we stay within the zone that we’re targeting, and that’s given us a big part of the reason that we have been able to get consistent well results.

You see here on this page that we’ve gone through generations, beginning with 12 stages, going on to 18, 24, and then 32 to 36, depending on how long the lateral is, and our next-generation design is likely to be 100-foot frack stage spacing, meaning on the order of 45 to 48 stages for a one-mile, lateral, if you will, 4,800-foot lateral would be the typical target.

On Page 19, there’s some more detail here for you that shows you first the progress of well completions on the upper left; second, very importantly, the consistent production characteristics of our wells. We’re in an area with hundreds of vertical wells that give us solid data upon which we can base our projections and our understanding of the Meramec and Osage system, as well as the Oswego above that. In the Meramec and Osage, as shown here on the lower left, we have early flow back, which is almost entirely

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Alta Mesa Holdings, LP – August 17, 2017

oil in terms of the hydrocarbons—would be flowing back water from the frack, obviously—and then the GOR climbs over time. These production characteristics, with the oil waiting being biased to the early years of the well, give us good economics as well.

Let’s move on to Page 20 where—let’s talk about our cost structure in some more detail. Relative to what our competitors in the area have published is shown here. We have a fairly low cost per well. First, we have geologic advantages. We’re shallow, we’re naturally fractured, we have a simple well design. Second, we have a legacy infrastructure for water supply, water disposal, access to well sites, access to services. All those things combined together to give us a very good drilling time, and when we couple that with consistent deployment of rigs over a period of time, we can get efficiencies of process that we’re taking advantage of today.

We think there’s upside in our drilling and completion costs in terms of the opportunity to cut our costs because we’re going into more of the development mode and we’ll be drilling multi-well pads where there are shared services, there’s less mobilization time associated with that, and the other advantages of scale.

Let’s move on with just a little bit more specificity on the cost structure. On Page 21, this shows the effects of our costs. First on the top, future development cost per PUD barrel, is shown here as very low, and we compare it to what others have published. Probably the most important measure on this page is the recycle ratio. You can see how we measure up compared to our competitors and the peers that we think are relevant, as well as showing you what that additional benefit that will come to us from having an integrated midstream operation as part of the enterprise.

Finally, on the lower right you can see where LOE per barrel ranks. Now, we see some tremendous upside in our ability to cut costs, our LOE costs as well, from the same points that I made earlier about F&D costs. The bottom line of our cost structure here is we’ve got durable operations, low F&D, high capital efficiency, and low lease operating expenses, with the opportunity to cut those costs with scale, very much a factor of robust infrastructure that we have. This goes back to one of the first points I made. We have highly contiguous acreage here where we can scale with confidence and manage across a larger acreage footprint than simply one drilling unit at a time.

Now, let’s talk about results. I describe them in terms of the type curve we expected at the end of last year, and I showed you other results earlier, but on Page 22, one of the things we think is very important to communicate is how pervasive and extensive over this large area in the up-dip oil window, we have good well results. This table on the right-hand side of the page is meant to help you with that and it shows you a number of wells. We highlight some key wells here as well. While we don’t have audited reserves for our newer wells, we did think it relevant to give you some information in terms of the IP 30s of some recent wells, and so that’s also listed on this page.

Let’s move on to Page 23 now. Those good well results, the very, very good cost structure, our confidence in the geology and our ability to execute, all boil down to our ability to take on the development program that’s shown here in a base case, if you will.

The graphic on the left side shows our base development plan. We’ve performed 11 spacing tests across our footprint. Continental, Newfield, Devon, Marathon have all described their spacing tests in the STACK as well. We have 11 spacing tests, 7 of which are on flow back, some of which for an extended period of time. These have given us insights that give us the confidence in a base case shown here. In this 550- foot plus or minus interval of the Meramec Osage, there would be three benches, each bench would have four wells landed in them, so spacing of about what you might call 160 acres or 1,500 feet between the laterals.

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Alta Mesa Holdings, LP – August 17, 2017

Ultimately, we seek to maximize discounted cash flow and we believe that this is going to be achieved with a combination of either further down spacing and/or optimized completion techniques where we can get more of this at a more valuable basis.

How do we put this in perspective? One of the things that’s helpful—there’s on the other order of 33 to 35 million barrels of oil in place in the Meramec and Osage, on average within a drilling unit across—or a section, a square mile—across our acreage position. This based development plan in the Osage Meramec recovers about 8% of that oil in place. That should be a good measure and a comparator to some of the other resource plays. It also gives us confidence that that combination of optimized well completions and/or additional wells—in other words, down spacing—will be profitable to undertake.

Finally, we show the Oswego as a zone in which we have immense confidence of the development capability here. We show only two wells per drilling unit—in other words, a section square-mile—although there are other operators within our footprint who are developing the Oswego with four wells per section.

The bigger picture really here is shown on Page 24. I described this earlier when I talked about the 1,100-foot thick section that’s a major part of this petroleum system that is the Sooner Trend field area. Each of these zones that are listed here are commercially productive from vertical wells within our footprint, with the one exception of the Chester Shale, which we believe could be a horizontal target but which has not been, to our knowledge, a successful vertical target in time. We tried to provide you with a grid here. It shows you how many wells we think per section could be prospective in these various zones.

Finally, this log that’s on the left-hand side of the graphic is a well log from a continuous section from a log in the northern part of our acreage, and it actually has some of the Manning Limestone that does show here. That’s important since we are flowing back our first Manning horizontal after having over 200 Manning vertical wells that have produced.

The bottom line on this slide is it’s a petroleum system that works. There’s a focus on an 1,100-foot thick multi-STACK pay area. The three zones that we have the most confidence in are the Osage, Meramec, and Oswego at this point in time, but we see every one of these zones as a potential target.

This could be described in terms of the drilling inventory on page 25 to which I referred earlier. On the left side of this page you can see how the approximate forty-two hundred locations were identified in Meramec, Osage and Oswego. The middle of the page reflects the potential for down spacing and/or increased effectiveness of completions. The right hand side is our way of showing you the potential for further development of additional zones that we believe are prospective within our acreage footprint.    Now we can define the upstream opportunity in terms of this drilling inventory because of our demonstrated ability to execute. Turning now to slide 26, we illustrate our growth in net acreage, net production and proved reserves since we began horizontal development of our STACK position. Please note the map on the right side of this slide shows a recent acquisition in Major and Blaine counties. Our goal in acquisitions is to control good acreage of scale. Summarizing, the growth we’ve achieved gives us confidence in the continued execution and expected growth that we project.

Turning to Page 27, in the broader STACK area there is significant acreage that could be consolidated by operators such as ourselves. We believe that this combination with Jim positions us to compete effectively for good opportunities. We have the advantage of a solid operations base, a scalable team with years of experience, a low cost structure and the expertise to determine value in this area.

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Alta Mesa Holdings, LP – August 17, 2017

Now moving on to Page 29 to discuss the midstream assets. Kingfisher Midstream is an important part of our operation today and will be increasingly so in the combined enterprise. For want of capital, we would have built this ourselves a few years ago due to the growing functional constraints and inherent inefficiencies of older legacy processing and gathering, as well as concerns that this basin may experience, periodic and near-term limitations to residue gas takeaway, particularly to interstate markets. Kingfisher affords us and other nearby operators with a purpose-filled system to handle the larger volumes associated with multiple wells sold back from single pads and to do so in a more efficient processing system giving us lower shrink, higher yields and better economics. As I alluded a moment ago, Kingfisher gives us flow assurance. It is physically positioned to connect directly to interstate markets by Panhandle Eastern to access Midwest and Gulf Coast markets as well as OGT for access to western interstate markets. Importantly, we have firm transport rights on both of these interstate systems. Which also makes us more competitive as we consider potential acquisitions. Since commissioning just a year ago, Kingfisher has systematically grown its customer base to include several other operators besides Alta Mesa, and we believe this will be an increasingly important and valuable part of the midstream business. Let me now turn this over for a moment to Jim so he can discuss the broader vision for our midstream operations. Jim…

James Hackett:

On slide 30, we just are trying to portray here the valuation arbitrage that exists between the margin that is in KFM within the E&P business as a combined entity, and then eventually as an MLP Entity restructured out of the E&P entity where we control the GP interest. And what is very familiar to all of you is that the multiple step up that you get from the upstream median at 7  1⁄2X to midstream medians of 13.7X EBITDA and eventually to the GP interest at 25.3X EBITDA.

On the lower left we’ve just taken an illustrative EBITDA, call it 1.0 dollars and just showing that step up in terms of the multiples applied to that investment or that value – that implied value – on those various multiples. And so we take the KFM EBITDA projection in 2019, estimated at $318 million, and we roll that over to the right under the illustrative midstream value creation, and you have the value of that EBITDA in the margin in the upstream of $2.4 billion increasing by $1.96 billion with the MLP issuance, which is currently anticipated in the first part of 2019, to create an MLP value fully distributed at $4.35 billion. And then eventually several years later issuing a GP into a public entity and getting an uplift of some $924 million and that amounts to a total of $5.275 billion for the value of that total margin. Comparing that against the $2.39 billion that is within the combined entity at the beginning, you can see the uplift represents nearly $3 billion, and that is approximately 80% of the combined purchase price of these entities at $3.8 billion, essentially paying for a large portion of the merger.

Harlan Chappelle:

Thanks, Jim. On Slide 31 you can see the existing infrastructure. Kingfisher Midstream today has 60 million cubic feet a day of processing in the center of our acreage. It’s currently undergoing an expansion of 200 million a day for a total of 260 million a day of processing. That’ll be done by the end of this year. There’s about 250 miles of low-pressure gathering line and about 75 miles of high-pressure gathering line here. We have significant deal compression and there’s crude storage in the middle of the field here.

On Page 32, there’s even more detail for you to refer to here on natural gas, NGLs, and crude aspects of this Kingfisher Midstream enterprise. You can see, in terms of takeaway on the gas side, we have 120 a day of FT on Panhandle Eastern and 50 million a day of FT on OGT. That 50 million a day is going to increase to 125 million a day in June of next year. For NGLs there’s about 41,000 barrels of capacity on the Chisholm line. For crude, today we’re trucking our crude from the central gathering system to Cushing, but we have several opportunities to interconnect to pipelines direct into Cushing, which gives us additional advantages in terms of both net back price and in terms of reliability.

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Alta Mesa Holdings, LP – August 17, 2017

Finally on Page 33, Kingfisher Midstream is well-positioned to gather and process increasing volumes from the play as it moves to the West. Notably, as we move to the West in this play, gas volumes do increase.

Let me turn it over now to Mike McCabe, our CFO, as he goes through the finances of this new enterprise.

Mike McCabe:

Turning to Page 35, obviously this would become a major de-leveraging event for Alta Mesa Resources. It will create a zero-net debt on our balance sheet and provide us with excellent pro forma liquidity to execute the development plan in the STACK and Kingfisher County. Our intent is to manage to a 1.0X debt to EBITDA tax ratio with 1.5-2.0X guardrails on a situational basis. This will allow Alta Mesa Resources to have positive cash flow from Operations as early as 2019 and to continue to maintain a simplified balance sheet with our revolver and senior unsecured bonds. Turning to Page 36, our 2017 Capex budget is $458 million which includes $108 million of funds from Bayou City Drilling JV. KFM will complete the expansion of its facility to $260 million a day capacity which is included in their $120 million capex budget remaining for 2017. And we will expect to grow from currently at 6 rigs to 10 rigs by the end of 2018. Also, our hedges are summarized at the bottom of Page 36. We will continue to be disciplined, but active, in our hedge program and protecting our revenues going forward.

Turning to Page 38, which is a summary of financial objectives for the future, we are expecting a 3X growth in net daily production to approximately 65K BOE per day in 2019, and a 5X growth in EBITDAX over the same period. And again we will go positive free cash flow from operations in 2019 while we create and maintain sufficient liquidity to fund our development plan as summarized in the middle section of the bottom bar on Page 38.

James Hackett:

On Slide 39, we have the first of two valuation pages.    This is just for the upstream portion of the merger. And you can see in the upper left the firm value is a multiple of 2018 EBITDA, and of course, it looks very attractive relative to the peer group.    And then 2019 gets even better and that’s because the growth rate in the lower right portion of this slide. And then if you look in the bottom left portion all we’ve done here is try to give you comparables for the Anadarko Basin for acquisitions on a net acreage basis.

Turning to Page 40, we’ve done the same for KFM. If you look at the Midstream multiples of 2018 and 2019 EBITDA, the firm value for this transaction is highly attractive relative to those entities on the lower left portion of the graph. Then when you take the combined companies, both Upstream and Midstream, you can see that that growth rate, not surprisingly, captures both of these slides in terms of combining the two, and matches what we had told you earlier in the presentation.

On Slide 41, we are showing the anticipated transaction timeline.

On Page 42, just to summarize, what we see in this opportunity in front of us for a pure-play STACK company is a world-class asset. We’ve got great rocks, we’ve got great technical tools, great people, and a great track record with high growth in front of us. We’ve put together a Midstream business that provides us defensive and offensive capabilities in terms of both internally growing our business, as well as consolidating those around us, and a potential financial restructuring of that Midstream business, that I’ve spoken to you earlier about, is incredibly compelling in terms of the upside for our Investors.

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Alta Mesa Holdings, LP – August 17, 2017

We’ll have financial strength and flexibility to execute the business plan through this current down cycle, and we’ll still end up being positive cash flow-wise in 2019.

With that, I’ll end the pro forma presentation. Hal and I will look forward to seeing all of you in the near future. We couldn’t be more excited about this opportunity in front of us. Thank you.

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